Exhibit 99.1

Agenus Reports Third Quarter 2015 Financial Results

Corporate Update Conference Call at 11 am ET Today

LEXINGTON, Mass.--(BUSINESS WIRE)--October 27, 2015--Agenus Inc. (NASDAQ:AGEN), an immunology company discovering and developing innovative treatments for cancers and other diseases, today announced its financial results for the third quarter ended September 30, 2015.

“We are rapidly advancing our broad pipeline of potentially best-in-class therapies and combination therapies for patients with cancer. We look forward to providing further details on this progress during our Analyst Day, scheduled for November 19 in New York City,” said Dr. Garo H. Armen, Chairman and CEO of Agenus. “We have also strengthened our balance sheet by monetizing a portion of our QS-21 adjuvant royalty stream, which provided us with net proceeds of approximately $78 million. We also acquired the rights to antibodies targeting CEACAM1, expanding our portfolio to include powerful immune-modulators that may be complementary with other checkpoint modulators, including those in our pipeline.”

Third Quarter 2015 Financial Results

For the third quarter ended September 30, 2015, Agenus reported a net loss attributable to common stockholders of $13.2 million, or $0.16 per share, basic and diluted, compared with a net loss attributable to common stockholders for the third quarter of 2014 of $8.2 million, or $0.13 per share, basic and diluted.

For the nine months ended September 30, 2015, the company reported a net loss attributable to common stockholders of $72.4 million, or $0.95 per share, basic and diluted, compared with a net loss attributable to common stockholders of $16.7 million, $0.28 per share, basic and diluted, for the nine months ended September 30, 2014.

The increase in net loss attributable to common stockholders for the nine-months ended September 30, 2015, compared to the net loss attributable to common stockholders for the same period in 2014, was primarily due to the advancement of our check point modulator programs including the $13.2 million charge for the acquisition of the SECANT yeast display platform in addition to other license and technology transfer arrangements. We also recorded a total of $14.2 million in non-cash expense for fair value adjustments to our contingent obligations. During the same period in 2014, the company recorded non-cash non-operating income of $10.7 million related to the fair value adjustment of our contingent obligations.

Cash, cash equivalents and short-term investments were $199.1 million as of September 30, 2015.

Third Quarter 2015 and Recent Corporate Highlights

  In September, Agenus completed a $115 million non-dilutive royalty transaction pursuant to a Note Purchase Agreement with an investor group led by Oberland Capital Management, LLC for rights to a portion of the worldwide royalties on future sales of GlaxoSmithKline’s shingles (HZ/su) and malaria (RTS,S) prophylactic vaccine products that contain Agenus’ QS-21 adjuvant. The transaction resulted in net proceeds of approximately $78 million at closing.
  Also in September, Agenus presented data at the CRI-CIMT-EATI-AACR Inaugural International Cancer Immunotherapy Conference from an exploratory study showing the role of unique tumor neo-epitopes and immunological responses to Prophage in glioblastoma patients, highlighting the importance of patient-specific neo-epitopes in individualized immunotherapy for treating cancer.
  In July, Agenus acquired rights to antibodies targeting Carcinoembryonic Antigen Cell Adhesion Molecule 1 (CEACAM1), a glycoprotein expressed on T cell and NK cell lymphocytes from Diatheva s.r.l., an Italian biotech company controlled by SOL S.p.A. CEACAM1 is overexpressed in melanoma, bladder, lung, colon, pancreas, and gastric cancers, and appears to mediate innate and adaptive immune suppression allowing tumors to escape immune destruction. Antibodies to CEAMCAM1 should be effective in treating patients with many forms of cancer.

Conference Call and Web Cast Information

Agenus executives will host a conference call at 11:00 a.m. Eastern Time today. To access the live call, dial 1-888-799-5016 (U.S.) or 1-704-908-0465 (international) and refer to conference ID number 63478685. The call will also be webcast and will be accessible from the company’s website at www.agenusbio.com/webcast/. A replay will be available on the company’s website approximately two hours after the call and will remain available for 60 days. The replay number is 1-855-859-2056 (U.S.) 1-404-537-3406 (international), conference ID number 63478685.

Analyst Day Information

Agenus will be hosting an Analyst Day on November 19th in New York City at 4:00pm. The Company intends to provide the financial community with a detailed update on our R&D efforts, and the progress we are making toward establishing a deep, promising portfolio of immuno-oncology therapies focused on checkpoint modulators, vaccines and combination approaches. The event will also be webcast live and will be accessible from the company’s website at www.agenusbio.com/webcast/.

About Agenus

Agenus is an immunology company engaged in the discovery and development of novel checkpoint modulators, vaccines and adjuvants to treat cancer and other diseases. Using its proprietary platforms Retrocyte Display™ and SECANT®, the Company is discovering and developing novel antibodies to target GITR, OX40, CTLA-4, LAG-3, TIM-3, PD-1, CEACAM1 and other undisclosed checkpoints in partnered and internal programs. Agenus’ heat shock protein vaccine, Prophage, has successfully completed Phase 2 studies in newly diagnosed glioblastoma multiforme. The Company’s QS-21 Stimulon® adjuvant is partnered with GlaxoSmithKline and Janssen Sciences Ireland UC. For more information, please visit www.agenusbio.com; information that may be important to investors will be routinely posted on our website.

Forward-Looking Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the Company’s research and development and clinical trial activities and the potential application of the Company’s technologies and product candidates in the prevention and treatment of diseases. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended June 30, 2015. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Revenue	$6,848	$1,563	$17,178	$5,358

Operating expenses:
Research and development	18,502	5,284	52,495	14,980
General and administrative	6,408	4,920	19,910	16,209
Non-cash contingent consideration fair value adjustment	(6,994)	(969)	7,327	164

Operating loss	(11,068)	(7,672)	(62,554)	(25,995)

Other income (expense), net	(2,054)	(437)	(9,720)	9,487

Net loss	(13,122)	(8,109)	(72,274)	(16,508)

Dividends on Series A-1 convertible preferred stock	(51)	(51)	(152)	(153)

Net loss attributable to common stockholders	$(13,173)	$(8,160)	$(72,426)	$(16,661)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$(0.16)	$(0.13)	$(0.95)	$(0.28)
Weighted average number of common shares outstanding, basic and diluted	84,569	62,832	75,936	58,710

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	September 30, 2015	December 31, 2014

Cash, cash equivalents and short-term investments	$199,133	$40,224
Total assets	242,608	74,527
Total stockholders' equity	76,976	23,018

CONTACT:
Agenus:
Agenus Inc.
Michelle Linn, 774-696-3803
michelle.linn@agenusbio.com
or
Media:
BMC Communications
Brad Miles, 646-513-3125
bmiles@bmccommunications.com
or
Investors:
Argot Partners
Andrea Rabney/ Jamie Maarten, 212-600-1902
andrea@argotpartners.com
jamie@argotpartners.com